Exhibit 4.2

iQIYI, Inc. Certificate Number Amount of Shares (the “Company”) -[ ]- INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW [ ] (AS AMENDED OR REVISED FROM TIME TO TIME) US$1,000,000 divided into 100,000,000,000 shares comprising of (i) 94,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 5,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each and (iii) 1,000,000,000 shares of a par value of US$0.00001 each THIS CERTIFIES THAT [NAME] of [ADDRESS] is the registered holder of CLASS A ORDINARY Share(s) of par value USD0.00001 each subject to the Memorandum and Articles of Association of the Company, and transferable only on the book of the Company by the holder hereof in person or by Attorney in accordance with the Memorandum and the Articles of Association of the Company and upon surrender of this certificate to the Company. EXECUTED on behalf of the Company this day of 2018. Director/Secretary